PSB Bancorp, Inc. and Subsidiary

                Consolidated Financial Statements

                        December 31, 1998

                PSB BANCORP, INC. AND SUBSIDIARY

                            CONTENTS

                                                         Page

Independent Auditors' Report                              1

Financial Statements:

  Consolidated Statement of Financial Condition
    December 31, 1998 and 1997                             2

  Consolidated Statement of Income for the Years
    Ended December 31, 1998, 1997, and 1996            3 - 4

  Consolidated Statement of Stockholders' Equity
    for the Years Ended December 31, 1998, 1997,
    and 1996                                               5

  Consolidated Statement of Cash Flows for the
    Years Ended December 31, 1998, 1997,
    and 1996                                           6 - 8

  Consolidated Statement of Comprehensive Income
    for the Years Ended December 31, 1998, 1997
    and 1996                                               9

  Notes to Consolidated Financial Statements         10 - 44

                  INDEPENDENT AUDITORS' REPORT

To the Board of Directors
PSB Bancorp, Inc.
Eleven Penn Center
1835 Market Street
Philadelphia, Pennsylvania  19103-2986

     We have audited the accompanying consolidated statement of financial condition of PSB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the three years ended
December 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of PSB Bancorp, Inc. and Subsidiary at December 31, 1998 and 1997, the results of their operations and their cash flows for each of the three years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

/s/ Stockton Bates, LLP
Certified Public Accountants
Philadelphia, Pennsylvania

March 10, 1999

          CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                             ASSETS

                                              December 31,
                                         1998            1997
CASH AND CASH EQUIVALENTS:
  Cash and due from banks           $  1,413,249    $  1,193,195
  Interest bearing deposits in
    other financial institutions      33,543,499      26,695,455

INVESTMENTS:
  Investment securities available-
    for-sale, at fair value           16,907,350      14,401,388
  Mortgage-backed securities
    available-for-sale at fair
    value                             22,073,453       2,933,804
  Investment securities held-to-
    maturity (fair value of
    $4,005,600 and $8,234,639)        3,996,118       8,219,223
  Mortgage-backed securities held-
    to-maturity (fair value of
    $1,404,753 and $2,182,322)         1,326,737       2,068,059

LOANS RECEIVABLE, net                 72,880,160      61,915,068

LOANS HELD FOR SALE                    6,938,160       6,574,585

REAL ESTATE:
  Acquired in settlement of loans        629,263         456,528

OFFICE PROPERTIES AND EQUIPMENT,
  net of accumulated depreciation        990,071       1,329,145

FEDERAL HOME LOAN BANK STOCK, at cost    572,200         559,900
  (Restricted investment required by
  law)

ACCRUED INTEREST RECEIVABLE            1,288,666       1,285,102

INVESTMENT IN DATA CENTER, common
  stock, at cost                          15,000          15,000

PREPAID CORPORATE TAXES                  448,317         445,092

EXCESS OF ACQUISITION COST OVER FAIR
  VALUE OF ASSETS ACQUIRED, net of
  accumulated amortization                 6,250           7,250
  <PAGE 2>
NET DEFERRED TAXES

CAPITALIZED CONVERSION COSTS                             155,292
PREPAID EXPENSES AND OTHER ASSETS        978,789       1,083,865
    TOTAL ASSETS                    $164,007,282    $129,337,951

              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits                          $128,160,510    $108,734,107
  Securities purchased under
    agreements to resell               2,495,030       2,841,733
  Advances from borrowers for taxes    1,096,339         999,611
  Income taxes payable                   465,108         308,000
  Net Deferred Taxes                      97,100          51,158
  Accrued pension cost                   138,815         145,843
  Accrued interest payable on
    savings accounts                     320,896         260,363
  Employee Stock Ownership Plan debt     234,226         295,355
  Accrued expenses and other
    liabilities                          606,413         703,957

    Total liabilities                133,614,437     114,340,127

STOCKHOLDERS' EQUITY:
  Common Stock, $1 par value,
    10,000,000 shares authorized;
    1,194,640 shares issued and
    outstanding for December 31,
    1997                                               1,194,640
  Common Stock, no par value,
    15,000,000 shares authorized;
    3,101,140 shares issued and
    outstanding for December 31,
    1998
  Additional paid-in capital          30,128,052      13,563,087
  Employee Stock Ownership Plan       (1,442,886)       (295,355)
  Retained earnings (accumulated
    deficit)                           1,704,436         545,743
  Unrealized loss, investments
    available-for-sale                     3,243         (10,291)

     Total stockholders' equity       30,392,845      14,997,824

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY         $164,007,282    $129,337,951

     The accompanying notes are an integral part of the consolidated financial statements.

                CONSOLIDATED STATEMENT OF INCOME

                                    Year Ended December 31,
                                  1998        1997        1996

INTEREST AND DIVIDEND INCOME:
  Interest on loans           $ 6,673,774  $5,539,747   5,217,737
  Mortgage-backed securities      326,738     373,900     430,798
  Investment securities:
    Taxable interest            1,060,169   1,424,915   1,063,520
    Taxable dividends             135,001     191,364     119,290
    Tax-exempt interest             6,419
  Interest-earning deposits     1,894,883   1,210,030   1,207,302

      Total interest income    10,096,984   8,739,956   8,038,647

INTEREST EXPENSE:
  Interest on deposits          5,065,107   4,533,646   4,082,377
  Interest - other                 25,142      30,607      36,099

      Total interest expense    5,090,249   4,564,253   4,118,476

      Net interest income       5,006,735   4,175,703   3,920,171

  Provision for loan losses       283,066      60,000     132,633

      Net interest income
        after provision for
        loan losses             4,723,669   4,115,703  3,787,538

NONINTEREST INCOME:
  Gain on sale of loans           863,407     555,987    335,736
  Loan fees                        26,297      81,180     27,485
  Service charges                 362,234     347,792    371,210
  Rental income                    37,721      38,767     44,286
  Other income                     25,511      47,368    136,712

      Total noninterest
        income                  1,315,170   1,071,094    915,429

  <PAGE 4>
NONINTEREST EXPENSES:
  Compensation and employee
    benefits                   2,532,303   2,283,110   1,938,979
  Premises and occupancy
    costs                        688,006     684,098     455,652
  Federal insurance premiums      68,768      64,167     735,530
  Data Processing                147,528     126,700     120,782
  Advertising                    111,111      81,400      62,121
  Directors Fees                 223,900     232,300     237,200
  Stationary, printing and
    postage                      107,420     103,040     113,460
  Expenses of real estate
    owned                         86,463       8,244     143,177
  Loss on sale of real
    estate held for
    investment                                             2,465
  Other                          659,501     550,592     553,379

      Total noninterest
        expenses               4,625,000   4,133,651   4,362,745

INCOME BEFORE PROVISION FOR
  INCOME TAXES                 1,413,839   1,053,146     340,222

  Provision for federal and
    state income taxes:
    Current                      465,108     308,000     142,000
    Deferred                      36,920      36,669      59,465

      Total income tax
        provision                502,028     344,669     201,465

NET INCOME                    $  911,811  $  708,477  $  138,757

BASIC EARNINGS PER SHARE      $      .31  $      .61  $      .12

DILUTED EARNINGS PER SHARE    $      .31  $      .61  $      .12

     The accompanying notes are an integral part of the consolidated financial statements.

         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
          YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                 Accum-
                                                                                                 ulated
                                                                    Employee                      Other
                                                     Additional       Stock        Retained      Compre-                    Compre-
                                        Common        Paid-in       Ownership      Earnings      hensive                    hensive
                                         Stock        Capital          Plan        (Deficit)     Income         Total       Income
BALANCE, DECEMBER 31, 1995           $ 1,173,250    $13,330,472    $  (417,612)   $ (257,494)   $(13,715)   $13,814,901
  Net income for the year ended
    December 31, 1996                                                                138,757                    138,757     138,757
  Issuance of common stock to
    Management Recognition Plan           21,390        232,615                                                 254,005
  Dividends paid                                                                     (43,997)                   (43,997)
  Other comprehensive income, net
    of tax:
    Change in unrealized loss on
      investment and mortgage-
      backed securities available-
      for-sale                                                                                   (56,253)       (56,253)    (56,253)
    Employee Stock Ownership Plan:
      Shares Released                                                   61,129                                   61,129

BALANCE, DECEMBER 31, 1996           $ 1,194,640    $13,563,087    $  (356,483)   $ (162,734)   $(69,968)   $14,168,542    $ 82,504
                                                                                                                           ========
  Net income for the year ended
    December 31, 1997                                                                708,477                    708,477     708,477
  Other comprehensive income, net
    of tax:
    Change in unrealized loss on
      investment and mortgage-backed
      securities available-for-sale                                                               59,677         59,677      59,677
    Employee Stock Ownership Plan:                                      61,128                    61,128
      Shares Released
BALANCE, DECEMBER 31, 1997           $ 1,194,640    $13,563,087    $  (295,355)   $  545,743    $(10,291)   $14,997,824    $768,154
                                                                                                                           ========
  Net income for the year ended
    December 31, 1998                                                  911,811                                  911,811     911,811
  Other comprehensive income,
    net of tax:
    Change in unrealized loss on
      investment and mortgage-backed
      securities available-for-sale                                                               13,534         13,534      13,534
  Cash of PSB Mutual Holding
    Company from merger of PSB
    Mutual Holding Company and
    Pennsylvania Savings Bank
    upon completion of Conversion
    and Reorganization                                                 246,882                                  246,882
  Employee Stock Ownership Plan:
    Shares Released                                     (18,862)       141,009                                  122,147
  Issuance of common stock to
    Employee Stock Ownership Plan
    upon completion of Conversion
    and Reorganization                                              (1,288,540)                              (1,288,540)
  Exchange of Pennsylvania Savings
    Bank common stock for PSB
    Bancorp Inc. common stock upon
    completion of Conversion and
    Reorganization                    (1,194,640)     1,194,640                                                       0
  Issuance of common stock upon
    completion of Conversion and
    Reorganization                                   16,107,320                                              16,107,320
  Expenses relating to stock
    offering                                           (718,133)                                               (718,133)
BALANCE, DECEMBER 31, 1998           $         0    $30,128,052    $(1,442,886)   $1,704,436    $  3,243    $30,392,845    $925,345

     The accompanying notes are an integral part of the consolidated financial statements.

              CONSOLIDATED STATEMENT OF CASH FLOWS

             Increase (Decrease) in Cash and Cash Equivalents

                                                       Year Ended December 31,
                                                  1998            1997            1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                 $    911,811    $    708,477    $    138,757
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Amortization of premium/discount
      on mortgage-backed securities                (7,045)          1,784          (4,824)
    Depreciation and amortization                 145,740         122,037          90,943
    Write-down and expenses of real
      estate owned                                 95,599           8,123
    Gain (loss) on sale of real estate            (36,882)                          2,465
    Gain (loss) on sale of property &
      equipment                                     9,446                            (977)
    Gain on sale of loans                        (863,407)       (555,987)       (335,736)
    Provision for losses on loans                 283,066          60,000         132,633
    Deferred taxes                                 36,920          36,669          59,467
    Compensation expense-Employee Stock
      Ownership Plan                               61,017
    Change in assets and liabilities:
      (Increase)decrease in loans held-
        for-sale                                  499,832      (1,420,898)     (1,752,764)
      Increase in accrued interest
        receivable                                 (3,564)        (68,145)       (137,214)
      (Increase) decrease in prepaid
        expenses                                  105,076        (298,621)       (491,183)
      (Increase) decrease in prepaid
        corporate taxes                            (3,225)        (54,121)         65,494
      Increase (decrease) in corporate
        taxes payable                             157,108         166,000        (236,000)
      Increase (decrease) in accrued
        pension cost                               (7,028)         (3,301)          5,768
      Increase in accrued interest
        payable                                    60,533          76,562          25,468
      Increase (decrease) in accrued
        expenses                                  (90,193)        310,649         210,608

        Total adjustments                         442,993      (1,619,249)     (2,365,852)
        Net cash provided by (used in)
          operating activities                  1,354,804        (910,772)     (2,227,095)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities,
    available-for-sale                        (11,543,781)     (9,042,458)     (5,000,000)
  Purchase of investment securities,
    held-to-maturity                          (12,000,000)    (11,714,219)    (10,999,687)
  Purchase of mortgage-backed securities,
    available-for-sale                        (20,307,890)
  Mortgage-backed security maturities and
    principal repayments                        1,980,089         991,525         864,783
  Maturities of investment securities,
    available-for-sale                          8,720,000       1,000,000       3,000,000
  Maturities of investment securities,
    held-to-maturity                           16,500,000      16,155,737       8,842,857
<PAGE 7>

CASH FLOWS FROM INVESTING ACTIVITIES:  (Continued)
  Acquisition costs of, and proceeds
    from the sale of, Federal Home Loan
    Bank stock                                    (12,300)        (26,300)        (32,600)
  Increase in total loans receivable, net     (11,698,839)     (9,389,519)       (988,164)
  Purchase and improvement of real estate
    for investment                                                                   (500)
  Proceeds from sale of real estate owned
    net of improvements                           211,878                         140,921
  (Increase) decrease in capitalized
    conversion costs                              155,292        (155,292)
  Proceeds from sale of property &
    equipment                                     220,464                           5,300
  Capital expenditures                            (35,575)       (176,734)       (613,361)

        Net cash used in investing
          activities                          (27,810,662)    (12,357,260)     (4,708,451)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deposits, net                  $ 19,426,403    $  8,159,731     $ 4,097,882
  Change in securities purchased under
    agreements to resell                         (346,703)      1,305,545          69,451
  Net proceeds from stock offering             14,100,647
  Proceeds received from merger with
    PSB Mutual Holding Company                    246,881
  Proceeds from issuance of stock to
    Management Recognition Plan                                                   254,005
   Dividends Paid                                                                 (43,997)
  Change in advances for borrowers'
    taxes and insurance                            96,728          68,941        (215,594)

        Net cash provided by financing
          activities                           33,523,956       9,534,217       4,161,747

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                   7,068,098      (3,733,815)     (2,845,799)
  Cash and cash equivalents, beginning
    of year                                    27,888,650      31,622,465      34,468,264

CASH AND CASH EQUIVALENTS, END OF YEAR       $ 34,956,748    $ 27,888,650    $31,662, 465

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the year for:
    Interest on deposits and borrowings      $ 5,029,716      $ 4,457,084   $ 4,056,909

    Income taxes                             $   400,000      $   280,000   $   267,788

  Noncash activities:
    Loans transferred to real estate owned   $   443,330      $    -0-      $    79,156

    Unrealized gain (loss)
      on investment mortgage-backed
      securities available-for-sale,
      net of taxes                           $    13,534      $     59,677  $  (56,253)

     The accompanying notes are an integral part of the consolidated financial statements.

                PSB BANCORP, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


                                        Year Ended
                                       December 31,
                                1998       1997      1996

Net Income                   $911,811   $708,477   $138,757

Other Comprehensive Income,
  net of tax:
     Unrealized Gain (Loss),
     Investments Available
      for Sale                 13,534     59,677    (56,253)

Other Comprehensive income     13,534     59,677    (56,253)

Comprehensive Income         $925,345   $768,154   $ 82,504

The accompanying notes are an integral part of the consolidated financial statements.

                PSB BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.   DESCRIPTION OF ORGANIZATION:

          PSB Bancorp, Inc. (the "Holding Company") was organized as Pennsylvania business corporation on October 3, 1997 at the direction of Pennsylvania Savings Bank (the "Savings Bank") for the purposes of becoming a holding company for the Savings Bank upon the Conversion and Reorganization. The Holding Company is subject to regulation by the Federal Reserve, and its principal business is the ownership of the Savings Bank. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements or understandings, written or oral, to do so.

          Effective July 17, 1998, Pennsylvania Savings Bank (the "Savings Bank") and PSB Mutual Holding Company ("MHC") completed the Plan of Conversion from Mutual Holding Company to Stock Holding Company. Under the Plan of Conversion, the newly formed holding company, PSB Bancorp, Inc. (the "Holding Company") issued 1,610,732 shares of common stock, no par value, at a price of $10.00 per share in a direct and syndicated offering. Furthermore, based on an independent appraisal, existing stockholders of Pennsylvania Savings Bank, other than the MHC, exchanged their shares (579,390 shares) for 2.572374 shares of PSB Bancorp, Inc. and the Mutual Holding Company merged with and into the Savings Bank. The common stock of PSB Bancorp, Inc. began trading on the Nasdaq National Market under the symbol "PSBi" on July 17, 1998.

          Pennsylvania Savings Bank, through its six branch offices, makes residential and consumer loans to customers and provides community banking services principally within, Southeastern Pennsylvania and Southern New Jersey. Transnational Mortgage Corporation, a wholly owned subsidiary, originates residential loans. PSA Financial Corporation, a wholly owned subsidiary, originates residential and consumer loans. PSA Consumer Discount, a wholly owned subsidiary of PSA Financial, originates consumer loans. All loan origination are to customers principally within, but not limited to, the County of Philadelphia, Pennsylvania. PSA Service Corporation, a wholly owned subsidiary, processes all loans for Pennsylvania Savings Bank and the other subsidiaries.

          The Bank competes with other banking and financial institutions in its primary markets. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions and money market funds actively compete for deposits and loans in the Bank's market area. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms,
<PAGE 10> may be considered competitors of the Bank with respect to one or more of the services it renders.

          The Bank is subject to regulations of certain state and federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

          Principles of Consolidation:

          The consolidated financial statements for the periods prior to July 17, 1998 are those of Pennsylvania Savings Bank (the "Savings Bank:) and its wholly-owned subsidiaries, PSA Service Corporation, Transnational Mortgage Corporation and PSA Financial Corporation. The Savings Bank became the wholly-owned subsidiary of the PSB Bancorp, Inc.(the "Holding Company") on July 17, 1998 and as a result the consolidated financial statements for the period subsequent to July 17, 1998 also include the accounts of the Holding Company and its wholly-owned subsidiary, Pennsylvania Savings Bank. The Holding Company's business is conducted principally through the Savings Bank and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated.

          Year 2000 Issue:

          Year 2000 issues result from the inability of many computer programs or computerized equipment to accurately calculate, store or use a date after December 31, 1999 (the "Y2K Issue"). The erroneous date can be interpreted in a number of different ways; typically the year 2000 is interpreted as the year 1900. Correctly identifying the year 2000 as a leap year may also be an issue. These misidentifications could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, track important customer account information, provide convenient access to this information or engage in normal business operations.

          The Holding Company and Savings Bank's Board of
Directors and management have addressed the Y2K issue by developing a Y2K Compliance Plan. This plan involves five separate phases: awareness, assessment, renovation, validation and implementation.

          During 1997, the Savings Bank completed the systems assessment phase, identifying each internal and external system that could potentially be affected by the Y2K issue. Those systems include the savings Bank's external data processing system as well as equipment such as elevators, bank alarms, vault
<PAGE 11> locks, etc. that may contain imbedded microprocessors.
For each such system, a determination was made whether or not the system is Y2K compliant. Those determinations involved obtaining Y2K compliant certification from third-party processors and outside vendors.

          The Savings Bank outsources all major data processing applications related to customers' banking transactions to Intrieve, Incorporated ("intrieve"). Under the Bank's agreement with Intrieve, Intrieve is obligated to incur all software related costs to make its system Y2K compliant. Intrieve has prepared a detailed schedule of functions to be performed in its compliance project. As of December 31, 1998, Intrieve has completed its "awareness," "assessment" and "renovation" and "validation" phases. In October 1998, Intrieve conducted internal testing of its data processing system. Results of these tests were distributed to their customers in November 1998. In March 1999, Intrieve will conduct additional internal testing.
On November 8, 1998, the Savings Bank conducted testing in-house using Intrieve's data processing system. The Savings Bank performed various banking transactions on customers' accounts using the date of January 10, 2000. All transactions were completed successfully. Intrieve has completed much of its Y2K testing but will continue testing and renovation throughout 1999. The Savings Bank will be obligated to incur only the hardware costs associated with implementing the charges required by Intrieve; however, hardware costs are not expected to be material.

          The savings Bank expects that all other outside vendors will be Y2K compliant by March 31, 1999. If any vendor is not compliant by this date the Savings Bank will consider contracting with alternative vendors.

          In certain cases, however, such as the potential loss of electrical power or telecommunications services due to Y2K problems, testing by the Savings Bank is either not practical or not possible. In those cases, contingency plans are being designed that specify how the Savings Bank will deal with each such potential situation. The Savings Bank has developed a contingency plan which will address failure of the data processing service bureau system. The Savings Bank has determined that if the service bureau system were to fail, the Savings Bank would implement manual systems until such systems could be re-established. The Savings Bank does not anticipate the potential use of short-term manual systems would have a material impact upon the operations of the Savings Bank. Intrieve, Inc. has also developed their own contingency plan.

          To the extent the Savings Bank's systems are not fully Year 2000 compliant, there can be no assurance that potential system interruptions would not have a materially adverse effect on the Bank's business, financial condition, results of operations and business prospects. Further, any Year 2000
<PAGE 12> failure on the part of the Savings Bank customers or vendors could result in additional expense or loss to the Savings
Bank.

          Reporting Comprehensive Income - New Pronouncement:

          In 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. SFAS No. 130 requires the Company's unrealized holding gains and losses to be included in other comprehensive income. Prior year's financial statements have been reclassified to conform to these requirements.

          Cash and Cash Equivalents:

          Cash and cash equivalents include unrestricted cash on hand, demand deposits maintained in depository institutions and other readily convertible investments with original contractual terms to maturity of three months or less.

          Investment in Debt and Marketable Equity Securities:

          Gains and losses realized on sales of investment securities represent differences between net proceeds and carrying values determined by the specific identification method. Premiums paid and discounts received at the time of purchase are deferred and amortized over the remaining life of the securities using a method which approximates a level yield. Mortgage-backed security amortization rates are periodically adjusted to reflect changes in the prepayment speeds of the underlying mortgages.

          Loans and Allowance for Loan Losses:

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and reduced by an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. Loan origination fees and discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments. The allowance for loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio
<PAGE 13> quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

          Effective January 1, 1997, interest is discontinued on all loans that are contractually past due 3 months. Prior to January 1, 1997, interest was discontinued on residential loans that were contractually past due 12 months. unless the value of the mortgaged property well exceeded the loan balance in which case interest continued to accrue until the loan balance plus accrued interest equalled the fair market value of the property securing the loan. The bank has recorded interest income, net of taxes, of $80,341 ended December 31, 1996 on loans that were contractually past due for more than three months. The effect on net income per share would have been a reduction of $.06 for the year ended December 31, 1996 if this interest had not been accrued. Interest was discontinued on commercial, consumer and unsecured loans that were contractually past due 3 months. No adjustment is made for interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received, or until in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

          Loan Origination and Commitment Fees:

          Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized fees are recognized as income. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

          Loans Held for Sale:

          Included in loans held for sale are any loans which the Bank believes may be involved in interest rate risk management or other decisions which might reasonably result in such loans not being held until maturity. Any such conforming loans are transferred to loans held for sale and valued at the lower of aggregate cost or market, including considering of forward commitments to sell, until ultimate disposition.

          Effective January 1, 1997, the Savings Bank adopted the provision of Statement of Financial Accounting Standards
No. 125 - "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). The
<PAGE 14> adoption of SFAS No. 125 had no significant impact on the earnings or financial condition of the Bank. The Bank carries any retained interest in a transferred asset on the statement of condition as a servicing asset. The servicing assets represent the fair value of the servicing contracts associated with purchase or origination and subsequent securitization of the mortgage loans. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. Servicing assets are evaluated periodically for impairment based on their fair value and impairment, if any, is recognized through a valuation allowance and a charge to operations.

          Real Estate Owned:

          Real estate owned consists of properties acquired through foreclosure. Real estate owned is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of real estate owned which occur after the initial transfer from the loan portfolio are recorded as expenses of real estate owned. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value. Real estate held for investment is carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value.

          Income Taxes:

          The Savings Bank records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Office Properties and Equipment:

          Land is carried at cost. Office properties and equipment are recorded at cost less accumulated depreciation. Depreciation is computed based on cost using the straight-line method over estimated useful lives of 25-50 years for buildings, 10-25 years for land improvements and 3-10 years for office equipment. Maintenance and repair of property and equipment are charged to operations. Major improvements are capitalized.
  <PAGE 15>
          Excess of Acquisition Cost Over Fair Value of Assets
Acquired:

          Excess of acquisition cost over fair value of assets acquired is recognized at cost, net of amortization. The asset is being amortized over 19 years using the straight-line method.

          Financial Statement Presentation:

          Certain items in prior year financial statements have been reclassified to conform to the 1998 presentation.

          Advertising:

          Advertising costs are charged to operations when incurred and amounted to $111,111, $81,400 and $62,121 for the years ended December 31, 1998, 1997 and 1996, respectively.

          Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
Actual results could differ from those estimates.

          The principal estimate that is susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market condition, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

          Per Share Information:

          Earnings per share have been calculated based on the weighted average common shares outstanding for the respective periods less the uncommitted ESOP shares. The number of shares used in the computation of earnings per share for the years ended December 31, 1998, 1997 and 1996 was 2,956,851, 1,165,105 and
1,152,328 for basic earnings per share, and 2,988,037, 1,179,678 and 1,152,328 for diluted earnings per share, respectively. Earnings per share for the year ended December 31, 1998 reflect the shares issued and outstanding due to the Conversion and Reorganization effective July 17, 1998. As a result, earnings per share are not comparable to prior years.

          In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to
<PAGE 16> entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS previously found in Accounting Principles Board
(APB) Opinion No. 15, "Earnings per share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

          Cash deposited in Financial Institutions:

          The Bank maintains cash balances at other financial institutions in the Philadelphia regional area. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. In the normal course of business, the Bank may have deposits that exceed the insured balance.

3.   INVESTMENTS AND MORTGAGE-BACKED SECURITIES:

          The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:

                                                       Available-for-Sale
                                                        December 31, 1998
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Equity:

    Investment in mutual
      funds                            $ 2,354,210                 $ (1,242)   $ 2,352,968

  Debt:

    FNMA                                 3,500,000      11,300                   3,511,300
    Municipal Tax-exempt                 3,543,782                               3,543,782
    SLMA                                 1,000,000       1,100                   1,001,100
    FHLB Notes                           6,497,991         209                   6,498,200

                                        14,541,773      12,609                  14,554,382

                                        16,895,983      12,609       (1,242)    16,907,350
  <PAGE 17>
                                                       Available-for-Sale
                                                        December 31, 1998
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Mortgage-backed Securities:

    FNMA                               $11,884,026    $   -        $ (5,963)   $11,878,063
    GNMA                                10,195,390                              10,195,390

                                        22,079,416                   (5,963)    22,073,453
      Total Available-for-
        Sale Securities                 38,975,399      12,609       (7,205)    38,980,803

                                                       Held-to-Maturity
                                                        December 31, 1998
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Debt:

    FNMA                               $ 1,000,000    $  1,100     $   -       $ 1,001,100
    FHLMC                                2,996,118       8,382                   3,004,500

                                         3,996,118       9,482                   4,005,600

Mortgage-backed Securities:

    GNMA                                 1,269,163      73,583                   1,342,746
    FHLMC                                   57,574       4,433                      62,007

                                         1,326,737      78,016                   1,404,753

      Total Held-to-Maturity
        Securities                       5,322,855      87,498                   5,410,353

        TOTAL INVESTMENTS
          AND MORTGAGE-
          BACKED
          SECURITIES                   $44,298,254    $100,107     $ (7,205)   $44,391,156

          The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:
     <PAGE 18>

                                                       Available-for-Sale
                                                        December 31, 1997
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Equity:

    Investment in mutual
         funds                         $ 2,354,210     $ 11,884    $    -      $ 2,366,094

  Debt:

    FNMA                                   998,186       12,876                  1,011,062
    Federal Farm Credit                  2,000,000       11,642                  2,011,642
    SLMA                                 1,000,000                   (5,843)       994,157
    FHLB Notes                           7,995,161       23,272                  8,018,433

                                        11,993,347       47,790      (5,843)    12,035,294

                                        14,347,557       59,674      (5,843)    14,401,388

                                                       Available-for-Sale
                                                        December 31, 1997
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Mortgage-backed Securities:

    FNMA                               $ 2,227,373    $   -        $(64,963)   $ 2,162,410
    FHLMC                                  777,413                   (6,019)       771,394
                                         3,004,786                  (70,982)     2,933,804
      Total Available-for-
        Sale Securities                 17,352,343      59,674      (76,825)    17,335,192
  <PAGE 19>
                                                         Held-to-Maturity
                                                        December 31, 1997
                                                        Gross        Gross
                                        Amortized    Unrealized   Unrealized       Fair
                                           Cost         Gains       Losses        Value
Investment Securities:

  Debt:
    FNMA                               $ 1,000,000     $  7,306    $   -       $ 1,007,306
    FHLB Notes                           7,219,223        8,110                  7,227,333

                                         8,219,223       15,416                  8,234,639

Mortgage-backed Securities:

    GNMA                                 1,979,474      105,576                  2,085,050
    FHLMC                                   88,585        8,687                     97,272

                                         2,068,059      114,263                  2,182,322
      Total Held-to-Maturity
        Securities                      10,287,282      129,679                 10,416,961

      TOTAL INVESTMENTS
        AND MORTGAGE-
        BACKED
       SECURITIES                      $27,639,625     $189,353    $ (76,825)  $27,752,153


     Assets, principally securities, carried at approximately
$2,495,030  and $2,841,107 at December 31, 1998 and 1997,
respectively were pledged to secure deposits as required or permitted by law.

     The amortized cost and estimated market values of securities at December 31, 1998 and 1997 by contractual maturities, are as follows:


                                                                    Estimated
                                                             Amortized       Market
                                                                Cost         Value
December 31, 1998:
   Due after one year through five years                    $ 7,996,456   $8,006,200
   Due after five years through fifteen years                 6,997,653    7,010,000
   Due after fifteen years                                    3,543,781    3,543,782
                                                             18,537,890   18,559,982
   Mutual Funds                                               2,354,210    2,352,968
   Mortgage-backed securities                                23,406,154   23,478,206

                                                            $44,298,254  $44,391,156  <PAGE 20>
December 31, 1997:
   Due less than one year                                   $18,214,444  $18,249,608
   Due after one year through five years                      1,998,125    2,020,325
                                                             20,212,570   20,269,933
   Mutual Funds                                               2,354,210    2,366,094
   Mortgage-backed securities                                 5,072,845    5,116,126

                                                            $27,639,625  $27,752,153

     Proceeds from maturities of investment securities available-for-sale during the years ended December 31, 1998, 1997 and 1996 totaled $9,000,000 and $1,000,000 and $3,000,000, respectively.
The proceeds for all periods were the result of security call options which were exercised and no gains or losses were realized on those sales.


4.   LOANS RECEIVABLE:

     Loans receivable consist of the following:

                                                                   December 31,
                                                                1998         1997
   Real Estate Loans:
      One-to-four family                                    $49,796,287   $44,940,010
      Five or more family residence                           1,575,767       702,055
      Construction loans                                      3,286,280     2,597,061
      Nonresidential                                         14,722,269    11,420,738
                                                             69,380,603    59,659,864
   Consumer loans                                             1,167,376     1,201,351
   Commercial loans                                           3,073,768     1,907,393
                                                             73,621,747    62,768,608
           Less:
      Unearned fees and discounts                             (430,338)      (477,979)
      Undisbursed loan proceeds                                 (7,351)      (137,677)
      Allowance for loan losses                               (303,898)      (237,884)

                                                           $72,880,160    $61,915,068

     Loans receivable at December 31, 1998 and 1997 includes
$64,650,536 and $55,289,037 of fixed rate loans and $8,971,211 and $7,479,571 of adjustable rate loans, respectively.

     A summary of loan maturities at December 31, 1998 is as follows:

                                Multi-Family
                                    and                   Consumer
                                 Commercial                  and
                   One to Four      Real      Construc-   Commercial   Total
                      Family      Estate       tion        Business     Loans
Amounts due:
Non-accrual        $ 1,238,907  $   369,863  $    -      $     -     $ 1,608,770

Within one year      1,738,970    1,816,841   3,286,280   3,360,516   10,202,607

After one year:
  1 to 3 years         578,375    3,260,900                 309,234    4,148,509
  3 to 5 years       2,268,930    5,877,093                 347,664    8,493,687
  5 to 10 years      5,287,964    3,201,033                 223,730    8,712,727
  Over 10 years     38,683,141    1,772,306                           40,455,447

Total due after
  one year          46,818,410   14,111,332                 880,628   61,810,370

TOTAL AMOUNTS DUE  $49,796,287  $16,298,036  $3,286,280  $4,241,144  $73,621,747

     A summary of changes in the allowance for loan losses is as follows:

                                                      December 31,
                                           1998          1997         1996
BALANCE, BEGINNING OF YEAR               $237,884      $206,884     $207,589
  Provision charged to operation          283,066        60,000      132,633
  Recoveries of loans previously
    charged-off                            53,200
 Charged-off                            (270,252)      (29,000)    (133,338)

BALANCE, END OF YEAR                     $303,898       $237,884    $206,884


     The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and 118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. As of December 31, 1998 and 1997, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS Nos. 114 and 118 do not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a trouble debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At December 31, 1998, the Bank's impaired loans consisted
<PAGE 22> of two commercial real estate loans with a total
recorded balance of $325,537 for which specific allowances of $16,227 has been established. At December 31, 1997, the Bank's impaired loans consisted of two commercial real estate loans with a total recorded balance of $321,052 for which specific allowances of $16,053 has been established. The average investment in impaired loans for the year ended December 31, 1998 and 1997 was $339,946 and $332,507, respectively. At December 31, 1996 and for the year then ended, the Bank's impaired loans consisted of smaller balance residential mortgage loans.

     Loans on which the accrual of interest has been discontinued amounted to $1,608,770, and $1,893,712 at December 31, 1998 and
1997, respectively. If interest on those loans had been accrued, accrued interest would have increased by $41,019 and $49,696 at December 31, 1998 and 1997, respectively.

     Certain directors and officers of the Bank have loans with the Bank. Such loans were made in the ordinary course of business and do not represent more than a normal risk of collection.
Loans to officers and directors amounted to $1,571,832 and $1,177,541 at December 31, 1998 and 1997, respectively.
During the years ended December 31, 1998 and 1997 loans of $668,495 and $1,045,000, respectively, were disbursed to executive officers and trustees, while principal repayments of $274,205 and $191,637 were received in those years, respectively.


5.   LOANS HELD FOR SALE:

     Loans held for sale are as follows:

                                         December 31, 1998
                                         Gross un- Gross un-     Fair
                                         realized  realized     Market
                                Cost      Gains     Losses       Value
Residential mortgage loans   $6,938,160   $  -      $  -      $6,938,160
                                         December 31, 1997
                                         Gross un- Gross un-     Fair
                                         realized  realized     Market
                                Cost      Gains     Losses       Value
Residential mortgage loans   $6,574,585   $  -      $  -      $6,574,585

6.   ACCRUED INTEREST RECEIVABLE:

     A summary of accrued interest receivable is as follows:

                                              December 31,
                                          1998          1997
      Loans                            $  748,325    $  687,128
      FHLB Overnight                      181,773       105,533
      Mortgage-backed securities          128,150        28,571
      Investment securities               230,418       463,870
                                       $1,288,666    $1,285,102



7.   OFFICE PROPERTIES AND EQUIPMENT:

     Office properties and equipment are summarized by major classification as follows:

                                              December 31,
                                            1998         1997
    Land, buildings and improvements   $ 1,388,068   $ 1,856,499
    Furniture, fixtures and equipment     1,358,962    1,329,386
                                          2,747,030    3,185,885
    Less accumulated depreciation       $(1,756,959)  (1,856,740)

                                        $   990,071  $ 1,329,145


     Depreciation expense was $144,740, $121,037, and $89,943 for the years ended December 31, 1998, 1997 and 1996, respectively.


8.   REAL ESTATE OWNED - ACQUIRED THROUGH SETTLEMENT OF LOANS:

     Real estate owned consists of the following:

                                              December 31,
                                            1998         1997
     Real estate acquired through
       settlement of loans              $  629,263     $ 456,528


9.   FEDERAL HOME LOAN BANK STOCK:

          The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable, if any, to the Federal Home Loan Bank of Pittsburgh, whichever is greater, as calculated December 31 of each year.
  <PAGE 24>
10.  DEPOSITS:

     Deposits at December 31, 1998 and 1997 are summarized as follows:

                      Weighted Average           1998                 1997
                       Interest Rate        Amount        %         Amount   %

Types of Deposits:

  Noninterest bearing
    accounts:
    1998                     $  8,835,928     6.90
    1997                                               $  6,454,066     5.93%
  Passbook accounts:
    1998              3.00%    27,311,565    21.31
    1997              3.00                               26,146,377    24.05
  Statement savings
    accounts:
    1998              2.50        276,940      .22
    1997              2.49                                   63,088      .06
  Club accounts:
    1998              2.00        183,060      .14
    1997              2.00                                  191,810      .18
  Now accounts:
    1998               .38      5,360,948     4.18
    1997               .90                                5,373,905     4.94
  Money Market:
    1998              3.53      8,705,147     6.79
    1997              3.57                                7,201,284     6.62

                               50,673,588    39.54      45,430,530     41.78
Certificate of deposit:
  Less than 4.00%
    1998              3.00        296,372      .23
    1997              3.00                                  293,168      .27
  4.00 - 5.00%
    1998              4.58      1,644,136     1.28
    1997              4.40                                1,188,515     1.09
  5.01 - 6.00%
    1998              5.42     74,460,160    58.10
    1997              5.53                               60,737,995    55.86
  6.01 - 7.00%
    1998              6.64      1,051,066      .82
    1997              6.77                                1,050,766      .97
  7.01 - 8.00%
    1998              7.85         35,188      .03
    1997              7.85                                  33,133       .03

    Total of certificates
       of deposit               77,486,922   60.46      63,303,577     58.22

       TOTAL DEPOSITS         $128,160,510  100.00%   $108,734,107    100.00%

     Certificates of deposit have scheduled maturities as follows:

                                                December 31,
                                             1998         1997
     Within one year                      $65,674,320  $45,450,499
     One year through two years             8,160,362   14,167,969
     Two years through three years          1,196,369    1,571,762
     Three years through five years         2,043,473    1,707,871
     Five years through ten years             412,398      405,476
     Over ten years

                                          $77,486,922  $63,303,577

     Interest expense on deposits is comprised of the following:

                                             December 31,
                                   1998          1997          1996
   NOW Accounts                $   78,191   $    90,827   $    93,641
   Savings Accounts               822,550       786,897       829,578
   Money Market Accounts          295,089       258,951       199,467
   Certificates of Deposit      3,885,914     3,424,647     2,977,210
                                5,081,744     4,561,322     4,099,896
   Early Withdrawal Penalties     (16,637)      (27,676)      (17,519)

                               $5,065,107    $4,533,646   $ 4,082,377

     The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was approximately
$13,992,726 and $10,791,394 at December 31, 1998 and 1997,
respectively.

     The aggregate amount of demand deposits that have been re-classified as loan balances at December 31, 1998 and 1997 was $41,735 and $88,129,respectively.


11.  INCOME TAX MATTERS:

     The Bank and its wholly owned subsidiary file a consolidated federal income tax return and separate state and local income tax returns on a calendar year end basis.

     The provision for income taxes consists of the following:
  <PAGE 26>
                                         Year Ended
                                         December 31,

                               1998        1997         1996
      Currently payable:
         Federal             $453,108    $292,000     $122,000
         State                 12,000      16,000       20,000
                              465,108     308,000      142,000
         Deferred              36,920      36,669       59,465

                TOTAL        $502,028    $344,669     $201,465


     The reconciliation between the actual provision for federal and state income taxes and the amount of income taxes which would have been provided at statutory rates is as follows:

                                           Year Ended
                                           December 31,
                                      1998      1997    1996

   Expected Income Tax Expense
     at Federal tax rate           $480,705  $358,070  $115,675
   Travel and Entertainment          20,083    15,937    25,162
   State Tax net of Federal benefit   7,920    10,560    13,200
   Other differences, net            (6,680)  (39,898)  (47,428)

                                   $502,028  $344,669  $201,465

     Deferred taxes are included in the accompanying statements of financial condition as of December 31, 1998 and 1997 for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities given the provisions of currently enacted tax laws.
  <PAGE 27>
     The net deferred tax asset (liability) consist of the following components:

                                                      December 31,
                                                   1998        1997
     Deferred Tax Asset:
         Unrealized loss on available-for-
               sale securities                   $   -      $   6,860
         Deferred income                           79,898      99,873
                                                   79,898     106,733
     Deferred Tax Liability:
        Unrealized gain on
          available-for-sale securities           (2,162)
         Allowance for Loan Losses              (152,754)   (140,754)
         Property and equipment                  (22,082)    (17,137)

            NET DEFERRED TAX  LIABILITY        $ (97,100)  $ (51,158)

          Prior to January 1, 1996, the Bank was allowed a special bad debt deduction for tax purposes based on a percentage of taxable income (8%) or on specified experience formulas, subject to certain limitations based upon aggregate loan balances at the end of the year. If the above amounts deducted were used for purposes other than for loan losses, such as in a distribution in liquidation, or if the Bank would cease to be a qualified thrift lender under the tax law, or otherwise, the amounts deducted would be subject to federal income tax at the then current corporate tax rate.

     The special bad debt method of accounting for bad debts for tax purposes utilized by qualified thrift institutions was repealed effective for tax years beginning January 1, 1996. Thrift institutions must now use either the direct write-off or experience method of accounting for bad debts and must treat this change as a change in accounting method. Any adjustment that is required to be taken into account because of the change will be determined solely with respect to the applicable excess reserves of the thrift which will be taken into income over a six-year period for tax purposes. Pennsylvania Savings Bank qualifies as a small bank. The Banks applicable excess reserves will be the excess of the balance of its reserves as of the close of its last tax year beginning before January 1, 1996 over the greater of (a) its pre-1988 reserves, or (b) what the thrift's reserves would have been at the close of its last tax year beginning before January 1, 1996, had the thrift used the experience method. If a Bank meets the residential loan requirement, the income to be recognized may be deferred. A Bank meets the residential loan requirement if, for the tax year, the principal amount of residential loans made by the Bank during the year is not less than its base amount. The "base amount" generally is the average of the principal amounts of the residential loans made by the Bank during the six most recent tax years beginning before
<PAGE 28> January 1, 1996.  For the year ended December 31, 1996, the Bank meets the residential loan requirement and has elected to deferred recognition of the income.

     Prior to January 1, 1988, the Bank was not required and did not record deferred income taxes on the difference between the allowance for loan losses reported for financial reporting purposes and the special bad debt deduction for income tax purposes.

     Retained earnings at December 31, 1998 and 1997 includes
$2,450,099 for which no deferred federal income tax liability has been recognized.

     Subsequent to December 31, 1987, the base year, and prior to January 1, 1996, the Bank was required to record a deferred tax asset related to the allowance for loan losses reported for financial reporting purposes and a deferred tax liability for special bad debt deduction. However, if it is more likely than not that some portion or all of the deferred tax asset will not be realized, the deferred tax asset should be reduced by a valuation allowance. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

     As required by SFAS No. 109 "Accounting for Income Taxes," the Bank determined that no valuation reserve was necessary for the net deferred tax asset since it is more likely than not that the deferred tax asset will be realized through carryforwards to taxable income in future years and future reversals of existing temporary differences. The Bank will continue to review the criteria related to the recognition of deferred tax assets on a quarterly basis.

     The Bank has made additions to the special bad debt deduction allowance since December 31, 1987 and, therefore, a deferred tax liability for the special bad debt deduction has been recorded in the amount of $152,754 and $140,754 for years ended December 31, 1998 and 1997, respectively.

     Deferred tax expense results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences are as follows: <PAGE 29>

                                               Year Ended
                                                 December 31,

                                        1998         1997         1996

     Bad debts                        $ 12,000     ($12,000)    $ 31,035
     Depreciation                        4,945       28,694        8,455
     Deferred loan fees                 19,975       19,975       19,975


         DEFERRED TAX EXPENSE         $ 36,920      $36,669     $ 59,465

12.  DIVIDENDS PAID:

          On June 30, 1996, the Bank paid a cash dividend of $.0375 per share to stockholders of record as of June 15, 1996. This dividend was paid from accumulated net earnings as of June 30, 1996. Subsequently, in September 1996, the Savings Association Insurance Fund (SAIF) assessed and collected from the Bank a one time special assessment of $567,000. This assessment eliminated the Bank's prior earnings and resulted in the bank reporting both significantly lower net income for the year ended December 31, 1996 and an accumulated deficit as of December 31, 1996.

13.  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF
     1991 (FDICIA):

          FDICIA was signed into law on December 19, 1991 and includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

     The regulations require institutions to have a minimum 4% leverage capital ratio, a minimum 4% tier 1 risk-based capital ratio and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized". An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.
  <PAGE 30>
     The following table sets out the Bank's various regulatory capital categories:

                                           December 31,
                                              1998
                           Required          Actual
(Dollars in thousands)    %    Amount      %      Amount       Excess
Tangible equity ratio   >2.0%  $2,681    22.67%   $30,382     $27,701
Leverage capital ratio   6.0    8,042    22.67     30,382      22,340
Total risk-based
  capital ratio          8.0    5,720    42.89     30,667      24,947
Tier 1 risk-based
  capital ratio          4.0    2,860    42.49     30,382      27,522

                                           December 31,
                                              1997
                           Required          Actual
                          %    Amount      %      Amount       Excess
Tangible equity ratio   >2.0%  $2,246    13.36%   $15,001      $12,755
Leverage capital ratio   6.0    6,739    13.36     15,001        8,262
Total risk-based
  capital ratio          8.0    4,865    25.06     15,239       10,374
Tier 1 risk-based
  capital ratio          4.0    2,432    24.67     15,001       12,569

14.  DIFFERENCES BETWEEN FEDERAL DEPOSITORY INSURANCE CORPORATION
     CALL REPORT AND CONSOLIDATED FINANCIAL STATEMENTS:

     An adjustment has been made to the accounts which is reflected in the consolidated financial statements but is not reflected in the Bank's December Federal Depository Insurance Corporation Call Reports. The adjustment and its effect on retained earnings are as follows:

                                              December 31,
                                           1998           1997

Retained earnings per the Bank's
  December Federal Depository
  Insurance Corporation Call Report       $1,765,453    $682,271
PSB Bancorp, Inc. Net Income for the
  period ended December 31, 1998
  not reflected on Call Report               (61,017)
Increase in federal and
  state income tax provision                            (117,601)
Adjustments made to financial
  statement, subsequently
  recorded by Bank                                       (18,927)

RETAINED EARNINGS PER ACCOMPANYING
   FINANCIAL STATEMENTS                   $1,704,436    $545,743


15.  LEASE COMMITMENTS:

     On October 12, 1995, the Bank signed a lease agreement for office and branch space in center city Philadelphia. The lease commenced on July 1, 1996 and extends for 11 years. Lease expense for this lease for the years ended December 31, 1998, 1997 and 1996 was $281,698, $265,118 and $79,908, respectively.

     The Bank was obligated under various other leases. Lease expense for these leases for the year ended December 31, 1998, 1997 and 1996 was $34,567, $37,203, and $37,437, respectively.
  <PAGE 32>
     Minimum annual rentals are as follows:

             1998             $380,179
             1999              368,874
             2000              367,796
             2001              374,686
             2002              385,465
         Thereafter          1,375,945

16.  RETIREMENT PLANS:

     The Bank sponsors the following retirement plans:

     A.   Defined Benefit Pension Plan:

          Covers employees who were at least 21 years of age, with 12 months of service with the Bank and have accumulated 1,000 hours of service during the Plan year. The Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Plan reflect benefits attributed to employees' service. Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. No new employees will be eligible for participation.

          The following table sets forth the Plan's required disclosures with SFAS No. 132, "Employers' Disclosures About
Pensions and Other Postretirement Benefits."

                PSB BANCORP, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                               1998       1997
Change in benefit obligation:
  Benefit obligation at prior year end       $643,774   $723,936
  Service cost
  Interest cost                                48,252     47,172
  Actuarial (gain) loss                        21,256  (  29,418)
  Benefits paid                             (  42,592) (  97,916)

    Benefit obligation at current year-end   $670,690   $643,774

Change in plan assets:
  Fair value of plan assets at
    prior year-end                           $739,135   $703,874
  Actual return on plan assets                 77,771    133,177
  Employer contributions
  Benefits paid                             (  42,592) (  97,916)

      Fair value of plan assets at
        current year-end                     $774,314   $739,195

  Funded status                              $103,624   $ 95,361
  Unrecognized actuarial gain               ( 296,083) ( 299,351)
  Unrecognized prior service cost           (  45,129) (  46,800)
  Unrecognized transition obligation
    (asset)                                    98,773    104,947

        Accrued benefit cost                ($138,815) ($145,843)

Amount recognized in the statement of
  financial position - accrued
  benefit cost                              ($138,815) ($145,843)


Net pension cost included the following components:

                                                       December 31,
                                               1998        1997        1996

Service cost                                $   -        $   -       $   -
Interest cost                                 48,252       47,172      53,315
Expected return on plan assets              ( 50,248)    ( 48,274)   ( 48,677)
Amortization of transition amount              6,174        6,174       6,174
Amortization of prior service cost          (  1,671)    (  1,671)   (  1,671)
Amortization of gain                        (  9,535)    (  6,703)   (  3,373)

NET PERIODIC PENSION COST (CREDIT)          ($ 7,028)    ($ 3,302)   ($ 5,768)

          <PAGE 34>
          The significant actuarial assumptions used in calculating the above information is as follows:

                                                  December 31,
                                               1998   1997   1996

Weighted average discount rate                  7%     8%     8%

Weighted average rate of compensation           N/A    N/A    N/A
Weighted average expected long-term
  rate of return on Plan Assets                 7%     8%     8%

          Pension contributions were $-0- and $-0- and $51,102 for the years ended December 31, 1998, 1997 and 1996, respectively.

          The following three employee benefit plans cover all eligible employees, those with two years of service, (a year of service defined as having at least 1,000 hours of service) and being at least 21 years of age on the first day of the plan year.

     B.   Cash or Deferred Profit-Sharing Plan:

          Contributions to this Plan are determined by the participant's written election to reduce their compensation by no more than 15% of eligible compensation and also not to exceed code section 401(k) and other limitations as set by the plan documents.

          The Bank may also make discretionary contributions made out of net income.

          Bank contributions to the Plan for the years ended
December 31, 1998, 1997 AND 1996 amounted to $-0-, $-0- and
$18,190, respectively.

     C.   Profit-Sharing Plan:

          Contributions to the Plan are determined annually by the Board of Trustees based upon net income. Allocation of the contributions to participants is based upon annual compensation.

          Contributions to the Plan for the years ended
December 31, 1998, 1997 and 1996 were $-0- and $-0 and $74,984, respectively.

     D.   Employee Stock Ownership Plan ("ESOP"):

          Effective October 23, 1995, the Bank has established an ESOP for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. The ESOP borrowed funds from an
<PAGE 35> unrelated third party lender and used the funds to purchase 42,780 shares of Common Stock. Due to the Conversion and Reorganization, the Savings Bank Common Stock held by the ESOP was converted into 110,046 shares of PSB Bancorp, Inc. Stock. The ESOP borrowed $1,288,540 from the Holding Company to purchase an additional 128,854 shares of PSB Bancorp, Inc. Stock.

          The Common Stock purchased by the ESOP serves as collateral for the ESOP loans. The loans will be repaid principally from the Bank's contributions to the ESOP over a period of up to seven years. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loans are repaid. Shares released from the suspense account in an amount proportional to the repayment of the ESOP loans will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation (currently $150,000).

          Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Bank's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated. The Bank's contributions to the ESOP recorded as compensation expense for the years ended December 31, 1998, 1997 and 1996 were $147,290, $91,736 and $97,228, respectively.

          Information with respect to the ESOP is as follows:

                                    December 31,    September 30,
                                   1998     1997        1996

Allocated shares                 238,900   42,780      42,780

Committed shares                  57,782   13,245       7,132

Uncommitted shares               181,118   29,535      35,648

Fair value of uncommitted
  ESOP shares                 $1,381,025 $856,515    $454,512

Interest expense incurred        $25,142  $30,607      $6,099

Dividends received                 N/A      N/A        $1,604

     E.   Management Recognition Plan:

          The Bank's Board of Trustees has also adopted a Management Recognition Plan (the "MRP") effective October 20,
<PAGE 36> 1995, as a method of providing certain senior executive officers of the Bank with a propriety interest in the Bank, to such officers for their service and to encourage such persons to remain in the service of the Bank. Benefits may be granted at the sole discretion of the Compensation Committee of the Bank's Board of Trustees. The MRP is managed by trustees who are directors of the Bank and who have responsibility to invest all funds contributed by the Bank to the trust created for the MRP. The Bank contributed $254,005 to the MRP trust in 1996 which enabled the MRP to purchase 21,390 shares of Common Stock. Due to the Conversion and Reorganization, the Savings Bank Common Stock held by the MRP was converted into 55,023 shares of PSB Bancorp, Inc. Stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP participants will be in the form of restricted stock which vest over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of the grant to the employee will be recognized pro rata over the five years during which the shares are vested. As of December 31, 1998 55,023 shares have been allocated to individual employees. For the years ended
December 31, 1998, 1997 and 1996, the Bank recorded compensation expense of $50,799, $50,801 and $18,624, respectively for the Management Recognition Plan.

     F.   Stock Option Plan:

          The Bank's Board of Trustees adopted the Pennsylvania Savings Bank Stock Option Plan (the "Option Plan") approved by a majority of stockholders on April 30, 1996. The Option Plan provides for the grant of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Stock Option") under Section 422 of the Code, and (ii) options that do not so qualify ("Nonqualified Stock Options"). Pursuant to the Option Plan, up to 53,475 shares of Common Stock (subject to adjustment) will be reserved for issuance by the Bank upon exercise of stock options to be granted to certain officers and employees of the Bank from time to time under the Option Plan. The purpose of the Option Plan is to give certain officers and employees an opportunity to acquire Common Stock and thereby help the Bank attract, retain and motivate key employees and officers.

          At April 30, 1996, 29,409 shares of Common Stock were granted at the market price of $11.87 and on December 31, 1996, 6,450 were granted at the market price of $13.25. No options were granted in 1998 or 1997. The shares granted on April 30, 1996 and December 31, 1996 were converted to 75,651 and 16,592 shares of PSC Bancorp, Inc. Stock, respectively, due to the Conversion and Reorganization.

          If the bank had elected to adopt the accounting provision of SFAS 123 then compensation cost would have reduced net income and earnings per share by $241,232 and $.21 in 1996.
  <PAGE 37>
          The weighted average fair value at date of grants for options granted in 1996 were $6.59 for options granted at April 30 and $7.35 for options granted at December 31, 1996. The fair value of options at date of grant was estimated using the Black-Scholes Option Pricing Model with the following assumptions: expected life 10 years, interest rate 8.00%, volatility 17.00% and dividend yield of 0.00%. All options expire in 2006. All of the options remained outstanding at December 31, 1998 and 1997.

17.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

          The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit generally consisting of residential purchase money mortgage commitments, or the unfunded portion of construction loans in process and standby letter of credit.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised of the undisbursed portion of construction loans and residential loan origination. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

18.  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

          The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

          As of December 31, 1998 and 1997, the Bank had a net investment of $72,880,160 and $61,915,068, respectively, in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Bank policy to file liens on titled property taken as collateral on loans. In the event of
<PAGE 38> default, the Bank's policy is to foreclose or repossess collateral on which it has filed liens.

          In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Bank would incur a loss equal to the loan balance.

19.  COMMITMENTS:

          In the normal course of business the Bank makes various commitments and is exposed to certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include open-end credit available. At December 31, 1998 and 1997, the Bank's customers had unused lines of credit available of $1,478,807 and $1,134,820, respectively.

          Outstanding commitments to originate loans are as follows:

                                                December 31,
                                             1998         1997
  First mortgage loans:
  Fixed rates                             $  290,000   $  521,095
  Variable rates                           1,939,632    2,468,000

                                          $2,229,632   $2,989,095

          Commitments under standby letters of credit totaled approximately $193,797 and $387,694 at December 31, 1998 and
1997, respectively.

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

          Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position.

          A financial instrument is defined as cash, evidence of an ownership interest in equity, or a contract that both imposed on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or the exchange of other financial instruments on potentially favorable terms with the first entity.

          The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale
<PAGE 39> or liquidation.  Quoted market prices should be used when available, if not available management's best estimate of fair value may be based on quoted market price of financial instruments with similar characteristics or on valuation techniques, such as using the present value of estimated future cash flows using a discount rate commensurate with the corresponding risk associated with those cash flows. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows and future economic conditions. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. In addition, these estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Bank taken as a whole. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

          The following tables represents the carrying value and fair market value of financial instruments as of December 31, 1998:

                                          Carrying        Fair
                                           Amount        Value
Assets:
  Cash and cash equivalents             $34,586,998   $34,586,998
  Investments securities
    available-for-sale                   16,907,350    16,907,350
  Mortgage-backed securities
    available-for-sale                   22,073,453    22,073,453
  Investment securities held-
    to-maturity                           3,996,118     4,005,600
  Mortgage-backed securities
    held-to-maturity                      1,326,737     1,404,753
  Loans receivable - net                 72,887,511    72,887,511
  Loans Held for Sale                     7,307,910     7,307,910
  Federal Home Loan Bank stock              572,200       572,200
Liabilities:
  NOW, MMDA and Passbook accounts        50,673,588    50,673,588
  Certificate of Deposits                77,486,922    77,486,922
  <PAGE 40>
          The following tables represents the carrying value and fair market value of financial instruments as of December 31, 1997:

                                          Carrying        Fair
                                           Amount        Value
Assets:
  Cash and cash equivalents             $27,888,650   $27,888,650
  Investments securities available-
    for-sale                             14,401,388    14,401,388
  Mortgage-backed securities
    available-for-sale                    2,933,804     2,933,804
  Investment securities held-to-
    maturity                              8,219,223     8,234,639
  Mortgage-backed securities held-
    to-maturity                           2,068,059     2,182,322
  Loans receivable - net                 61,915,068    61,915,068
  Loans Held for Sale                     6,574,585     6,574,585
  Federal Home Loan Bank stock              559,900       559,900
Liabilities:
  NOW, MMDA and Passbook accounts        45,430,530    45,430,530
  Certificate of Deposits                63,303,577    63,303,577

          The following methods and assumptions, where practical to implement as noted, were used by the Bank in estimating its fair value for those assets.

          Cash and Cash Equivalents:

          The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate the fair value for those assets.

          Investments Securities:

          The fair value for investments are based on quoted market prices.

          Mortgage-backed Securities:

          The fair value of mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices.

          Loans Receivable:

          The Bank estimates that the fair value of its real estate, consumer and commercial loans approximates the carrying amount. The carrying amount is adjusted for the estimated future possible loan losses through a valuation allowance. The Bank's real estate loan portfolio was $69,380,603 and $59,659,864 at December 31, 1998 and 1997, respectively with rates ranging from 6.00% to 18.00% and maturities through 30 years. The Bank's consumer loan portfolio was $1,167,376 and $1,201,351 at December 31, 1998 and 1997, respectively with rates ranging from
<PAGE 41> 5.00% to 22.53% with maturities through 18 years.  The
Bank's commercial loan portfolio was $3,073,768 and $1,907,393 at December 31, 1998 and 1997, respectively with rates ranging from 8.25% to 10.25% with maturities through one year and monthly repayment terms.

          Deposits:

          The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and money market accounts, is equal to the amount payable on demand as of December 31, 1998 and 1997. The Bank has not determined the fair values of its time deposits (e.g. certificates of deposit) due to it not being practical to make such estimates based on varying interest rates and maturities involved and the excessive cost that would be incurred. Time deposits were $77,486,922 and $63,303,577 $56,211,356 at December 31, 1998 and 1997, respectively with rates ranging from 3.00% to 8.00%.

          Commitments to Extend Credit and Letters to Credit:

          The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The Bank is unable to estimate the fair value of the recorded deferred fee amounts.

21.  EARNINGS PER SHARE:

                                         December 31, 1998
                                                             Per
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
Basic EPS:
  Income available to Common
    Stockholders                  $911,811    2,956,851     $.31

 Effect of Dilutive Securities:
   Stock options                      -          31,186

 Diluted EPS
   Income available to common
     stockholders and assumed
     conversions                  $911,811    2,988,037     $.31
  <PAGE 42>
                                         December 31, 1997
                                                             Per
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
Basic EPS:
  Income available to Common
    Stockholders                  $708,477    1,165,105     $.61

Effect of Dilutive Securities:
  Stock options                       -          14,573

Diluted EPS
  Income available to common
    stockholders and assumed
    conversions                   $708,477    1,179,678     $.61

                                         December 31, 1996
                                                             Per
                                   Income       Shares      Share
                                 Numerator   Denominator   Amount
Basic EPS:
  Income available to Common
    Stockholders                  $138,757    1,152,328     $.12

Effect of Dilutive Securities:
  Stock options                       -            -

Diluted EPS
  Income available to common
    stockholders and assumed
    conversions                   $138,757    1,152,328     $.12

22.  OTHER COMPREHENSIVE INCOME:

          In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for the disclosure of comprehensive income in financial statements. Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. For financial statement presented for the Savings Bank, nonowner equity changes are only comprised of unrealized gains or losses on available for sale debt securities that will be accumulated with net income in operations and is effective for years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Adoption of this standard did not have an impact on the Savings Bank's results of operations. Changes in the balance of Accumulated Other Comprehensive Income in the Consolidated Statement of Stockholders' Equity are the direct result of changes in the unrealized gains (losses) on available for sale debt securities.
  <PAGE 43>
23.  NEW PRONOUNCEMENTS:

          In June 1998, the Financial Accounting standards Board ("FASB") issued Statement of Financial Accounting Standards
No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Statement becomes effective for fiscal years beginning after June 15, 1999 and will not be applied retroactively. The statement establishes accounting and reporting standards for derivative instruments and hedging activity. Under the standard, all derivatives must be measured at fair value and recognized as either assets or liabilities in the financial statements.

          The accounting for changes in fair value (gains and losses) of a derivative is dependent on the intended use of the derivative and its designation. Derivatives may be sued to:
1) hedge exposure to change the fair value of a recognized asset or liability or a firm commitment, referred to as a fair value hedge, 2) hedge exposure to variable cash flow of forecasted transactions, referred to as a cash flow hedge, or 3) hedge foreign currency exposure.

          The Savings Bank does not currently have any derivative instruments or participate in any hedging activity.

          The FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134") during October 1998, which becomes effective for all periods beginning after December 15, 1998. SFAS No. 134 conforms the accounting by mortgage banking enterprises for mortgage-backed securities subsequent to securitization of other types of assets by non-mortgage-backed securities subsequent to securitization of other types of assets by non-mortgage banking enterprises. This statement should not have a material impact on the Savings Bank's results of operations.

24.  FINAL SAVINGS ASSOCIATION INSURANCE FUND LEGISLATION:

          On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the Funds Act) was signed into law which, among other things, imposed a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF). As required by the Funds Act, the Federal Deposit Insurance Corporation (FDIC) imposed a special assessment on SAIF-assessable deposits held on March 31, 1995, payable November 27, 1996. The special assessment was recognized as a tax-deductible expense in 1996. The Bank recorded a special after-tax charge of $374,397 ($567,269 before tax) as a result of the FDIC special assessment.
  <PAGE 44>
25.  SUBSEQUENT EVENT:

          On January 29, 1999, the Holding Company purchased 1,600,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, of McGuire Performance Solutions, Inc. ("MPS"). The Holding Company purchased the shares for $.78125 per share for a total cost of $1,250,000. The Holding Company owns 100% of MPS's Series A Convertible Preferred Stock. MPS is a nationally recognized firm delivering cost-effective solutions for high performance total balance sheet management to banks, thrifts, credit unions and other financial institutions.
<PAGE 45>